Exhibit 99.1

Media:	Investors:
Steve Conway	John Snyder
651/592-7441	206/262-0291
sttico@aol.com	john@snyderir.com

NASDAQ CONFIRMS CRAY IN COMPLIANCE WITH LISTING REQUIREMENTS
Cray’s Trading Symbol Reverts from “CRAYE” to “CRAY”

Cray Enters Into a $30,000,000 New Line of Credit

SEATTLE, WA, June 1, 2005 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAYE) today reported that it has received a letter from the Nasdaq Listing Qualifications Department indicating that, effective with the open of business on June 3, 2005, the Company will trade under its original trading symbol “CRAY.”

Cray had previously received a notice from Nasdaq regarding a potential delisting of Cray securities due to non-compliance with Nasdaq Marketplace Rule 4310(c)(14). Specifically, Nasdaq cited delinquencies related to Company’s Form 10-K/A, filed on May 3, 2005.

Upon further review, the Nasdaq Listing Qualifications Department reversed its earlier decision, and determined that Cray complied with all requirements necessary for continued listing on the Nasdaq National Market. The hearing with respect to the delisting procedure has been canceled as being moot.

Cray also announced that it had entered into a new two-year $30,000,000 credit agreement with Wells Fargo Foothill, part of Wells Fargo & Company (NYSE:WFC). The new line replaces the Company’s previous line of credit with Wells Fargo Bank, and provides support for the Company’s existing letters of credit while permitting the Company use of its previously restricted $11.4 million of cash and permitting additional cash advances. “This line of credit provides us the working capital flexibility we said we would be looking for,” said James Rottsolk, Chairman and Chief Executive Officer. “We expect that our cash flow situation will improve in the second half of the year, and this line allows us to manage our resources until that occurs.”

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure and new product introduction expenses, government support and timing of supercomputer system purchases, the successful porting of application programs to Cray computer systems, reliance on third-party suppliers, Cray’s ability to keep up with rapid technological change, Cray’s ability to

Exhibit 99.1

compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

About Cray Inc.

As the global leader in high performance computing (HPC), Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

# # #

Cray is a registered trademark of Cray Inc. All other trademarks are the property of their respective owners.